Exhibit 10.16

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made effective on [●], 2021.

BETWEEN:

Knowlton Development Corporation, Inc., a company governed by the laws of British Columbia and having its executive office at Suite 210, 375 Roland-Therrien Boulevard, Longueuil, Québec, Canada, J4H 4A6

AND:

[Insert name]

[Insert address]

(the “Indemnified Party”)

WHEREAS:

A.

The Indemnified Party has been a director and/or an officer of the Company or an Affiliate (as defined below) since [●] and is willing to serve or to continue to serve for and on behalf of the Company or an Affiliate;

B.

The board of directors of the Company (the “Board”) has determined that the Company should act to assure the Indemnified Party of reasonable protection through indemnification against certain risks arising out of service to, and activities on behalf of, the Company to the extent permitted by the Business Corporations Act (as defined below) and the Company’s articles;

C.	It is reasonable and prudent for the Company to obligate itself contractually to indemnify the Indemnitees (as defined below) to the fullest extent permitted by applicable law; and

D.

The Indemnified Party may have certain indemnification, advancement, and/or insurance rights provided by a third party, which the Indemnified Party and such third party intends to be secondary to the primary obligation of the Company to indemnify, provide advancement to, and arrange insurance coverage for the Indemnified Party as provided herein.

NOW THEREFORE, IN CONSIDERATION OF the premises and mutual covenants herein contained, and in consideration of the Indemnified Party’s service or continued service as a director and/or an officer of the Company or any Affiliate, the receipt and sufficiency of which consideration is hereby acknowledged, the Company and the Indemnified Party do hereby covenant and agree as follows.

ARTICLE 1: DEFINITIONS

1.1    In this Agreement:

a)    “Affiliate” means any corporation, partnership, trust, joint venture or other unincorporated entity (i) in the case of a corporation, which is an affiliate (as defined in the Business Corporations Act) of the Company, or (ii) of which the Indemnified Party is a director or an officer at the request of the Company; being a “director” or an “officer” of an Affiliate includes holding an equivalent position to a director or an officer of an Affiliate that is not a corporation;

b)    “Affiliated Institution” has the meaning ascribed to such term in Section 3.9;

c)    “Agreement” means this indemnification agreement, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement;

d)    “Board” has the meaning ascribed to such term in the Preamble.

e)    “Business Corporations Act” means the Business Corporations Act (British Columbia) and its regulations;

f)    “Business Day” means any day on which banks are open for business in New York City, New York and Montreal, Québec (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays in any of the foregoing localities);

g)    “Company” means [Knowlton Development Corporation, Inc.] and any of its successors and assigns, including any successor by way of amalgamation, merger, arrangement or other reorganization;

h)    “Expenses” means all losses, liabilities, claims, damages, costs, charges, statutory obligations, interest, Taxes, Legal Costs, and other expenses of whatever nature or kind, provided that any costs, expenses and professional fees included as Expenses under this Agreement must be reasonable;

i)    “Indemnification Event” has the meaning ascribed to such term in Section 3.1;

j)    “Indemnified Party” has the meaning ascribed to such term in the Preamble;

k)    “Indemnitees” means the Indemnified Party and his/her heirs and personal or other legal representatives;

l)    “Legal Costs” means all reasonable professional fees (including but not limited to attorneys’ fees, solicitors’ fees, consultants’ fees, and experts’ fees), court costs, expenses, and other fees and costs incurred in connection with a proceeding.

m)    “Notice” has the meaning ascribed to such term in Section 18.1;

n)    “Parties” means the Company and the Indemnified Party;

o)    “proceeding” includes any legal proceeding (including a civil, arbitral, mediational, criminal, quasi-criminal, administrative or regulatory action or proceeding) or investigative action, whether current, threatened, pending or completed;

p)    “settlement amounts” has the meaning ascribed to such term in Section 3.1; and

q)    “Taxes” includes any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof.

ARTICLE 2: AGREEMENT TO SERVE

2.1    The Indemnified Party agrees to become and serve as, or continue to be and serve as, as the case may be, a director and/or an officer of the Company and, if requested by the Company and provided it is agreeable to the Indemnified Party, the Indemnified Party also agrees to become and serve as, or continue to be and serve as, as the case may be, a director and/or an officer of any Affiliate designated by the Company.

ARTICLE 3: INDEMNIFICATION

3.1    Except as otherwise provided herein, the Company agrees to indemnify and save harmless the Indemnitees to the fullest extent authorized and permitted by the Business Corporations Act against all judgments, penalties and fines awarded or imposed in, and all amounts paid in settlement (collectively, “settlement amounts”) of, any proceeding in which any of the Indemnitees:

(a)	is or may be joined as a party, or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or Expenses related to such proceeding,

by reason of the Indemnified Party being or having been a director or an officer of the Company or an Affiliate (collectively, an “Indemnification Event”), and all Expenses actually and reasonably incurred by the Indemnitees in respect of a proceeding identified in this Section 3.1, provided that:

(c)	in relation to the subject matter of the proceeding, the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company or the Affiliate, as applicable; and

(d)	in the case of a proceeding other than a civil proceeding, the Indemnified Party had reasonable grounds for believing that his/her conduct in respect of which the proceeding was brought was lawful.

3.2    For greater certainty, a settlement amount subject to indemnification pursuant to Section 3.1 shall include any Taxes which the Indemnitees may be subject to or suffer or incur as a result of, in respect of, arising out of or referable to, any indemnification of the Indemnitees by the Company pursuant to this Agreement.

3.3    To the extent permitted by the Business Corporations Act, at the request of the Indemnitees, the Company will pay all Expenses actually and reasonably incurred by or on behalf of the Indemnitees in respect of a proceeding identified in Section 3.1 as they are incurred from time to time in advance of the final non-appealable disposition of that proceeding, on receipt of the following:

(a)

a written undertaking, in form and on terms satisfactory to the Company acting reasonably, by or on behalf of the Indemnitees, to repay such amount(s) if it is ultimately determined by a court or tribunal of competent jurisdiction that the Company is prohibited under the Business Corporations Act from paying such Expenses (such repayment obligation to be unsecured and interest free); and

(b)	evidence, satisfactory to the Company acting reasonably, as to the amount of such Expenses.

For greater certainty, subject as hereinafter provided in Article 4, it shall not be necessary for the Indemnitees to pay such Expenses and then seek reimbursement; the Indemnitees shall provide satisfactory (pursuant to Section 3.4) evidence to the Company for direct payment by the Company. The Company shall make payment to the Indemnitees (or as the Indemnitees may direct) within ten (10) days after the Company has received the foregoing information from the Indemnitees.

3.4    The written certification of any of the Indemnitees, together with a copy of a receipt, or a statement indicating the amount paid or to be paid by the Indemnitees, will constitute satisfactory evidence of any Expenses for the purposes of Section 3.3.

3.5    Notwithstanding any other provision herein to the contrary, the Company will not be obligated under this Agreement to indemnify the Indemnitees:

(a)

in respect of any matters for which the Indemnified Party must not be indemnified under the Business Corporations Act, or in respect of any liability that the Indemnitees may not be relieved from under the Business Corporations Act or otherwise at law, unless in any of those cases a court or tribunal of competent jurisdiction has made an order authorizing the indemnification; or

(b)

with respect to any proceeding initiated or brought voluntarily by the Indemnitees (including against the Company or any Affiliate) or in which the Indemnified Party is joined voluntarily as a plaintiff without the written agreement of the Company, except for any proceeding brought to establish or enforce a right to indemnification under this Agreement or the Company’s articles.

3.6    It is the intent of the Parties hereto that in the event of any change, after the date of this Agreement, in any applicable law which expands the right of the Company or an Affiliate to indemnify or make advances to a director or officer to a greater degree than would be afforded currently under the Company’s articles and this Agreement at the date hereof, (a) the Indemnified Party shall receive the greater benefits afforded by such change, and (b), to the extent impacted by such change, this Agreement shall be interpreted and enforced so as to provide obligatory indemnification and advancement of Expenses under such circumstances as set forth in this Agreement, if any, in which the providing of indemnification and advancement of Expenses would otherwise be discretionary.

3.7    Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director or an officer of the Company or any Affiliate, a witness or participant other than as a named party in a proceeding, the Company shall pay on a current and as-incurred basis (as set forth in Section 3.3) all Expenses owed or actually incurred by the Indemnified Party or on the Indemnified Party’s behalf in connection therewith.

3.8    The Company shall have the burden of establishing that any Expenses it wishes to challenge is not reasonable. Any challenge to the reasonability of Expenses can be made only upon the conclusion of the proceeding.

3.9    Notwithstanding anything to the contrary contained herein, the Company hereby acknowledges that an Indemnitee may have certain rights to indemnification, advancement and/or insurance provided by or on behalf of an Affiliated Institution. The Company hereby agrees that, with respect to any such Indemnitee, the Company, on behalf of itself and its controlled Affiliates, their respective successors and assigns and persons claiming through any of them, (a) is, relative to each Affiliated Institution, the indemnitor of first resort (i.e., its obligations to the Indemnitee under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Affiliated Institution are secondary), (b) shall be required to make all advances and other payments under this Agreement, and shall be fully liable therefor, without regard to any rights the Indemnitee may have against his or her Affiliated Institution or any insurer of any Affiliated Institution, and (c) irrevocably waives, relinquishes and releases any such Affiliated Institution from any and all claims against such Affiliated Institution for contribution, subrogation or any other recovery of any kind in respect of any claim by the Indemnitee under this Agreement or the constating documents of the Company or an Affiliate. The Company further agrees, on behalf of itself and its controlled Affiliates, their respective successors and assigns and persons claiming through any of them, that (x) no advancement or payment by an Affiliated Institution on behalf of the Indemnitee with respect to any claim for which the Indemnitee has sought advancement or indemnification from the Company shall affect the foregoing, (y) any such Affiliated Institution shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company, and (z) the Indemnitee will not be obligated to seek indemnification from or advancement or reimbursement by any Affiliated Institution with respect to any claim. The Company agrees that each Affiliated Institution is an express third party beneficiary of the terms of this Section 3.9. For purposes of this Agreement, “Affiliated Institution” means, with respect to the

Indemnitee, any investment fund, institutional investor, investment manager, management company, managed account or other financial intermediary which employs or engages, or is affiliated with, the Indemnitee, to whom the Indemnitee provides services, or in whom the Indemnitee has a direct or indirect equity or similar interest.

ARTICLE 4: DENIAL OF INDEMNIFICATION

4.1    If (a) advancement of Expenses is not timely made pursuant to Article 3 hereof; or (b) indemnification under this Agreement is not paid in full by the Company within thirty (30) days after a written claim therefor has been received by it and the applicable approval of a court or tribunal of competent jurisdiction has been obtained where required, whichever is later, the Indemnitees may any time thereafter bring suit against the Company and, if wholly successful on the merits or otherwise or substantially successful on the merits, the Indemnitees will also be entitled to be paid all Expenses incurred in connection with the prosecution of such claim including, for greater certainty, legal fees (including reasonable disbursements) as between solicitor and own client on a full indemnity basis. It will be a defence to any action instituted pursuant to this Section 4.1 that the Indemnified Party has not met the standards of conduct which make it permissible under this Agreement, the Business Corporations Act or applicable law for the Company to indemnify the Indemnitees for the amount claimed, but the burden of proving such defence will be on the Company.

ARTICLE 5: CONDUCT OF DEFENCE; SETTLEMENT

5.1    The Indemnitees may elect to solely control the defence or conduct of any claim or proceeding identified in Section 3.1, with respect to the Indemnitees, with counsel chosen by such Indemnitees.

5.2    The Company shall not, without the prior written consent of the Indemnitees, which may be provided or withheld in the Indemnitees’ sole discretion, effect any settlement of any proceeding against the Indemnitees or which could have been brought against the Indemnitees or which potentially or actually imposes any cost, liability, exposure or burden on the Indemnitees unless:

a)

such settlement solely involves the payment of money or performance of any obligation by persons other than the Indemnitees and includes an unconditional release of the Indemnitees by all relevant parties from all liability on any matters that are the subject of such proceeding and an acknowledgment that the Indemnitees deny all wrongdoing in connection with such matters; and

b)

the Company has fully indemnified the Indemnitees with respect to, and held the Indemnitees harmless from and against, all Expenses incurred by the Indemnitees or on behalf of the Indemnitees in connection with such proceeding.

5.3    The Company shall not be obligated to indemnify the Indemnitees against amounts paid in settlement of a proceeding against the Indemnitees if such settlement is effected by the Indemnitees without the Company’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, unless such settlement solely involves the payment of money or performance of any obligation by persons other than the Company and includes an unconditional release of the Company by any party to such proceeding other than the Indemnitees from all liability on any matters that are the subject of such proceeding and an acknowledgment that the Company denies all wrongdoing in connection with such matters.

5.4    In the event the Indemnitees elect to defer to the Company the right and obligation to control the defense or conduct, a written notice shall be sent to the Company describing the proceeding identified in Section 3.1 and requesting the Company to assume conduct of the defense thereof. Promptly after receiving such notice from the Indemnitees, the Company shall promptly assume conduct of the defence thereof and, at the Company’s expense, retain counsel on behalf of the Indemnitees who is satisfactory to the Indemnitees, acting reasonably, to represent the Indemnitees in respect of the proceeding. If the

Company assumes conduct of the defence on behalf of the Indemnitees, the Indemnitees hereby consent to the conduct thereof and to any action taken by the Company, in good faith, in connection therewith and the Indemnitees will fully cooperate in such defence including, without limitation, providing documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Company all information reasonably required to defend or prosecute the proceeding.

5.5    In the event the Indemnitees elect to defer to the Company the right and obligation to control the defense or conduct, in connection with any proceeding in respect of which the Indemnitees may be entitled to be indemnified hereunder, the Indemnitees will have the right to employ separate counsel of their choosing and to participate in the defence thereof but the legal fees and disbursements of such counsel will be at the sole expense of the Indemnitees unless:

(a)

the Indemnitees reasonably determine that there are legal defences available to the Indemnitees that are different from or in addition to those available to the Company or any Affiliate, as the case may be, or that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable;

(b)

the Company has not assumed the defence of the proceeding and employed counsel therefor satisfactory to the Indemnitees, acting reasonably, within a reasonable period of time after receiving notice thereof; or

(c)	employment of such other counsel has been authorized in writing by the Company;

in which event the reasonable legal fees and disbursements of such counsel will be paid by the Company, subject to the terms hereof. In any such proceeding, the Company will fully cooperate in the defence of the Indemnitees including, without limitation, providing documents and causing its representatives to attend examinations for discovery, make affidavits, meet with counsel and testify and divulge all information in the Company’s possession reasonably required to defend or prosecute the proceeding.

ARTICLE 6: COURT APPROVAL

6.1    In the event of any claim for indemnification or payment of Expenses with respect to a proceeding brought against an Indemnitee by or on behalf of the Company or an Affiliate, provided that the Indemnified Party has fulfilled the conditions set forth in paragraphs 3.1(c) and 3.1(d), the Company will with best efforts apply to a court or tribunal of competent jurisdiction for an order approving the indemnification of, or payment of Expenses to, the Indemnitees, as required or applicable.

ARTICLE 7: NO PRESUMPTIONS AS TO ABSENCE OF GOOD FAITH

7.1    Termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, or similar or other result, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Company or an Affiliate, as the case may be, or, in the case of a proceeding other than a civil proceeding, that the Indemnified Party did not have reasonable grounds for believing that the Indemnified Party’s conduct was lawful (unless the judgment or order of a court or another tribunal of competent jurisdiction specifically finds otherwise). Neither the failure of the Company to have made a determination that indemnification of the Indemnitees is proper in the circumstances because the Indemnified Party has met the applicable standard of conduct, nor an actual determination by the Company that the Indemnified Party has not met such applicable standard of conduct, will be a defence to any action brought by the Indemnitees against the Company to recover the amount of any indemnification claim, nor create a presumption that the Indemnified Party has not met the applicable standard of conduct.

7.2    For purposes of any determination under this Agreement, the Indemnified Party will be deemed, subject to compelling evidence to the contrary, to have acted honestly and in good faith with a view to the best interests of the Company or an Affiliate, as the case may be, or, in the case of a proceeding other than a civil proceeding, to have had reasonable grounds for believing that his/her conduct was lawful. The Company will have the burden of establishing the absence of honesty, good faith, a view to the best interests of the Company or an Affiliate, as the case may be, and, in the case of a proceeding other than a civil proceeding, reasonable grounds for believing that the Indemnified Party’s conduct was lawful.

7.3    The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Company or any Affiliate will not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.

ARTICLE 8: RESIGNATION

8.1    Nothing in this Agreement will prevent or restrict, at any time, a change in the Indemnified Party’s title or position within the Company or any Affiliate or from the Indemnified Party resigning as a director or an officer of the Company or any Affiliate. The Company and any Affiliate will have no obligation under this Agreement to continue the Indemnified Party as a director or an officer.

ARTICLE 9: DEATH

9.1    For greater certainty, if the Indemnified Party is deceased and is or becomes entitled to indemnification under any of the provisions of this Agreement, the Company agrees to indemnify and hold harmless the Indemnified Party’s estate and the Indemnitees to the same extent as it would indemnify the Indemnified Party, if alive, hereunder.

ARTICLE 10: OTHER RIGHTS AND REMEDIES

10.1    The indemnification provided for in this Agreement will not derogate from, exclude or reduce any other rights or remedies, in law or in equity, to which the Indemnitees may be entitled by operation of law or under any statute, rule, regulation or ordinance or by virtue of any available insurance coverage, including, but not limited to, the following:

(a)	the Business Corporations Act;

(b)	the constating documents of the Company or an Affiliate;

(c)	any vote of the shareholders or disinterested directors of the Company or an Affiliate; or

(d)	any applicable insurance policies of the Company,

both as to matters arising out of the capacity of the Indemnified Party as a director or an officer of the Company or an Affiliate or as to matters arising out of another capacity with the Company or an Affiliate, while being a director or an officer of the Company or an Affiliate, or as to matters arising by reason of the Indemnified Party being or having been at the request of the Company, a director, officer or employee of any other legal entity of which the Company is or was an equity owner or creditor.

ARTICLE 11: NOTICE OF PROCEEDING

11.1    The Indemnitees agree to give written notice to the Company as soon as practicable after being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any proceedings against the Indemnitees as a party. Any failure of the Indemnitees to give notice as herein provided shall not derogate from, waive, exclude or reduce any of the rights or remedies to which the Indemnitees are entitled to pursuant to any of the provisions of this Agreement, provided the Company has not suffered any actual damage from the failure of the Indemnitees to give notice as herein provided (and, in such case, only to the extent of such actual damage).

11.2    If the Company receives notice from any other source of any matter of which the Indemnitees would otherwise be obligated hereunder to give notice to the Company, then the Indemnitees will be relieved of the obligation hereunder to give notice to the Company, provided that the Company has not suffered any actual damage from the failure of the Indemnitees to give notice as herein provided (and, in such case, only to the extent of such actual damage). The Company will give notice of such matter to the Indemnitees as soon as reasonably practicable.

ARTICLE 12: EFFECTIVE DATE

12.1    The right to be indemnified for Expenses or to the reimbursement of Expenses pursuant to this Agreement is intended to be retroactive and shall be available with respect to Indemnification Events occurring prior to the execution hereof. For greater certainty, this Agreement shall be effective as and from the first day that the Indemnified Party became or becomes a director or an officer of the Company or an Affiliate or began serving in a capacity similar thereto for the Company or an Affiliate.

ARTICLE 13: INSOLVENCY

13.1    It is the intention of the Parties hereto that this Agreement and the obligations of the Company will not be affected, discharged, impaired, mitigated or released by reason of any bankruptcy, insolvency, receivership or other similar proceeding of creditors of the Company and that in such event any amount owing to the Indemnitees hereunder will be treated in the same manner as the other fees or expenses of the directors and officers of the Company.

ARTICLE 14: SURVIVAL

14.1    The obligations of the Company under this Agreement will not terminate or be released upon the Indemnified Party ceasing to be a director or an officer of the Company or any Affiliate at any time or times and will survive and remain in full force and effect until the later of (a) thirty (30) days following the expiration of the statute of limitations applicable to any and all possible proceedings and (b) the final resolution (including all appeals) of any proceeding with respect to which the Indemnified Party has made a request or claim for advancement or indemnification (including the resolution (including all appeals) of any disputes under this Agreement between the Company and the Indemnified Party with respect thereto).

14.2    The obligations of the Company under Article 15 of this Agreement shall continue for six (6) years after the Indemnified Party ceases to be a director or an officer of the Company or any Affiliate.

ARTICLE 15: INSURANCE

15.1    The Company shall use its reasonable best efforts to obtain and maintain a policy of insurance with one or more insurance companies at recognized standing having expertise and experience in directors’ and officers’ liability insurance, providing directors and officers with reasonable coverage (by reference to the prevailing industry standard) with respect to any liability relating to its directors or officers, which policy shall pursuant to its terms extend to the Indemnified Party in his/her capacity as a director or an officer of the Company and its Affiliates. The Company will use its reasonable best efforts to include the Indemnified Party as an insured under such policy to the maximum extent reasonably possible on the same terms as are provided to the most favorably insured of the Company’s directors and will provide the Indemnified Party with a copy of such policy upon the Indemnified Party being so included as an insured. In the event the Indemnified Party is not named under such policy, the Company shall immediately provide written notice of such fact to the Indemnified Party.

15.2    Following the Indemnified Party ceasing to be a director or officer of the Company, for any reason whatsoever, the Company shall purchase and maintain directors’ and officers’ liability insurance, for the benefit of the Indemnitees, to the extent at any time not otherwise provided by the Company, such that the Indemnified Party’s insurance coverage is, at all times, the same as any insurance coverage the Company had been purchasing and maintaining for the benefit of its then current directors and officers when the Indemnified Party ceased to be a director or officer of the Company and shall provide the Indemnified Party with insurance coverage that is at least as broad and favorable as the coverage provided to every other current or former director and officer of the Company. Notwithstanding the foregoing, if (a) liability insurance coverage for former directors and officers is no longer available or (b) it is no longer industry practice in Canada and the United States among responsible companies to procure liability insurance for their former directors and officers and the cost to the Company to do so would be commercially unreasonable (as determined by the Board acting reasonably), the Company shall be relieved of its obligation to procure liability insurance coverage for the Indemnified Party; provided that the Company procures such level of insurance coverage, if any, as is available for former directors and officers at a commercially reasonable rate and the Company adopts comparable measures to protect former directors in the circumstances as are adopted by other responsible companies. The onus is on the Company to establish that the circumstances described in the previous sentence exist.

ARTICLE 16: TAX ADJUSTMENT

16.1    Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any Taxes or levy, then the Company shall pay any amount necessary to ensure that the amount received by or on behalf of the Indemnitees, after the payment of or withholding for Taxes, fully reimburses the Indemnitees for the actual cost, expense or liability incurred by or on behalf of the Indemnitees.

ARTICLE 17: SUBROGATION

17.1    To the extent permitted by law, and except as set forth in Section 3.9 (which will control over this Section 17.1), the Company shall be subrogated to all rights which the Indemnitees may have under all policies of insurance or other contracts pursuant to which the Indemnitees may be entitled to reimbursement of, or indemnification in respect of any Expenses borne by the Company pursuant to this Agreement. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Company or the Indemnitees to proceed or collect against any insurers or be deemed to give such insurers any rights against the Company under or with respect to this Agreement, including without limitation any right to be subrogated to the Indemnitees’ rights hereunder, unless otherwise expressly agreed to by the Company in writing, and the obligation of such insurers to the Company and the Indemnified Party shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

ARTICLE 18: NOTICE

18.1    Any notice or other communication required or permitted to be given hereunder (each a “Notice”) must be in writing, sent by personal delivery, courier, facsimile or email and addressed:

(a)	to the Company, at:

[Address]

Attention:          ●

Telephone:        ●

Facsimile:         ●

Email:               ●

(b)	to the Indemnified Party, at:

[Address]

Attention:          ●

Telephone:        ●

Facsimile:         ●

Email:               ●

18.2    A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by email, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section 18.1.

18.3    Any Party hereto may, from time to time, modify or change its address by providing written notice to the other Party, and thereafter the address as modified or changed will be deemed to be the address of the person specified above.

ARTICLE 19: SEVERABILITY

19.1    If a provision of this Agreement or any portion thereof is held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever:

(a)

the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not of themselves in the whole invalid, illegal or unenforceable) will not in any way be affected or impaired thereby; and

(b)

to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any sections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

ARTICLE 20: MODIFICATIONS AND WAIVERS

20.1    No supplement, modification or amendment of, or waiver under, this Agreement will be binding unless executed in writing by the Parties hereto.

20.2    This Agreement and the obligations of the Company hereunder will not be affected, discharged, impaired, mitigated or released by reason of any waiver, extension of time or indulgence by the Indemnitees of any breach or default in performance by the Company of any terms, covenants or conditions of this Agreement, nor will any waiver, indulgence or extension of time constitute a waiver of:

(a)	any other provisions hereof (whether or not similar); or

(b)	any subsequent or continuing breach or non-performance,

nor will the failure by the Indemnitees to assert any of their rights or remedies hereunder in a timely fashion be construed as a waiver or acquiescence or affect the Indemnitees’ right to assert any such right or remedy thereafter.

ARTICLE 21: ENTIRE AGREEMENT

21.1    This Agreement, together with any provision of any other agreement, applicable law or the constating documents of the Company or any Affiliate providing, in each case, greater protection for the Indemnified Party than that provided herein, will supersede and replace any and all prior or contemporaneous agreements between the Parties (except any written agreement of employment or consulting between the Company or an Affiliate and the Indemnified Party, which agreement of employment or consulting, if in existence, will remain in full effect except to the extent augmented or amended herein) and discussions between the Parties hereto respecting the matters set forth herein, and will constitute the entire agreement between the Parties hereto with respect to the matters set forth herein.

ARTICLE 22: SUCCESSORS AND ASSIGNS

22.1    This Agreement will be binding upon and enure to the benefit of the successors and assigns of the Company and the Indemnitees.

ARTICLE 23: FURTHER ASSURANCES

23.1    Each of the Parties hereto will at all times and from time to time hereafter and upon every reasonable written request so to do, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, documents, assurances and things as may be reasonably required for more effectually implementing and carrying out the provisions and the intent of this Agreement.

23.2    The Company hereby covenants to the Indemnified Party that it shall not take any action, including through an amendment of its articles or otherwise, that would diminish the rights of the Indemnified Party under this Agreement. No amendment of this Agreement, the articles of the Company or any Affiliate, or other constating documents of the Company or any Affiliate shall limit or eliminate the right of Indemnified Party to the benefits, including indemnification for Expenses and advancement of Expenses, set forth in this Agreement.

ARTICLE 24: INTERPRETATION

24.1    Headings will not be used in any way in construing or interpreting any provision hereof.

24.2    Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

24.3    Words such as herein, therefrom and hereinafter reference and refer to the whole Agreement, and are not restricted to the clause in which they appear.

ARTICLE 25: COUNTERPARTS

25.1    This Agreement may be executed in any number of counterparts (including counterparts by facsimile, email or other electronic means) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

ARTICLE 26: GOVERNING LAW AND FORUM

26.1    This Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the Parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to all matters related to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

[KNOWLTON DEVELOPMENT CORPORATION, INC.]

Per:
Name:
Title:

[Insert name of director/officer]